UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 31, 2018

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	001-04471	16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Merritt 7

Norwalk, Connecticut

06851-1056

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Transaction Agreements

As previously disclosed in a joint press release, dated January 31, 2018, issued by Xerox Corporation, a New York corporation (“Xerox”), and FUJIFILM Holdings Corporation, a Japanese company (“FH”), the parties have entered into definitive agreements to combine Xerox and their longstanding joint venture, Fuji Xerox Co., Ltd., a Japanese company, in which Xerox indirectly holds a 25% equity interest and FH holds the remaining 75% equity interest (“FX”). As a result of the transactions contemplated thereby, Xerox shall become a direct, majority owned subsidiary of FH.

Redemption Agreement and Subscription Agreement

On January 31, 2018, Xerox, FH and FX entered into a Redemption Agreement (the “Redemption Agreement”). Pursuant to the Redemption Agreement, FX will, among other things and subject to the satisfaction or waiver of specified conditions set forth therein and on the terms set forth therein, redeem most or all of the issued and outstanding equity interests of FX held by FH (the “Redeemed Shares”), free and clear of all liens (other than liens imposed by the applicable securities laws), for an aggregate purchase price equal to the product of (i) six hundred seventy one billion Yen (JPY671,000,000) multiplied by (ii) a fraction, the numerator of which is the total number of Redeemed Shares and the denominator of which is thirty million (30,000,000) (the “Redemption”). As a result of the Redemption, FX shall become an indirect majority or wholly owned subsidiary of Xerox.

Concurrently with the execution and delivery of the Redemption Agreement, Xerox and FH entered into a Share Subscription Agreement (the “Subscription Agreement” and, together with the Redemption Agreement, the “Transaction Agreements”). Pursuant to the Subscription Agreement, FH will, among other things and subject to the satisfaction or waiver of specified conditions set forth therein, including consummation of the Redemption, and on the terms set forth therein, subscribe for and purchase from Xerox, and Xerox will issue to FH, a number of shares of common capital stock of Xerox (“Common Stock”) representing 50.1% of the Fully Diluted Capital Stock of Xerox (as defined in the Subscription Agreement) and the right to acquire True-Up Shares (as defined in the Subscription Agreement) further described below for aggregate consideration with a value of six billion one hundred million dollars ($6,100,000,000) comprised of the contribution to Xerox of (i) the Contributed Cash (as defined in the Subscription Agreement) and (ii) all of the issued and outstanding equity interests of FX not held by Xerox or its wholly owned subsidiaries following the Redemption, if any, free and clear of all liens (other than liens imposed by the applicable securities laws) (the “Subscription” and, together with the Redemption, the “Transactions”). In connection with FH’s right to acquire the True-Up Shares, the parties have agreed to enter into an escrow arrangement prior to Closing pursuant to which, in accordance with the terms of the Subscription Agreement, FH shall be issued a number of shares of Common Stock equal to the number of Full Dilution Additional Shares (as defined in the Subscription Agreement) multiplied by the True-Up Percentage (as defined in the Subscription Agreement) consistent with the terms set forth in Section 5.18(c) of the Subscription Agreement and such additional terms as may be mutually agreed by the parties through good faith discussions.

In connection with the Transactions, subject to applicable law, Xerox will declare a special dividend (the “Special Dividend”) to the holders of its Common Stock as of a record date prior to the closing date for the Transactions (the “Closing Date”), in an amount equal to two billion five hundred million dollars ($2,500,000,000) in the aggregate, with the payment thereof to occur prior to the closing of the Subscription (the “Closing”). FH will not be a shareholder of Xerox as of the record date for the Special Dividend and therefore will not receive any payment in respect thereof. The Special Dividend is expected to be financed with proceeds of financing arrangements to be arranged by Xerox pursuant to a Commitment Letter, dated January 31, 2018, among Xerox, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., which provides for a commitment of a two billion five hundred million dollar ($2,500,000,000) unsecured bridge loan facility, subject to the satisfaction of customary conditions.

Each of the Transaction Agreements contains customary representations and warranties relating to the respective businesses and public filings of the parties. The parties have also agreed, subject to the terms of the Transaction Agreements, to pre-closing covenants and agreements, including covenants (i) relating to conducting their businesses in the ordinary course of business and to refrain from taking certain actions without the other party’s consent and which allow for Xerox to pay ordinary dividends consistent with past practice; (ii) to cooperate and use their reasonable best efforts to obtain any approvals from governmental authorities for the Transactions, including antitrust and other regulatory approvals (including an obligation on FH and FX to take all remedial actions (including selling or holding separate assets) necessary to receive antitrust approvals and applicable national security approvals, including with respect to the Committee on Foreign Investment in the United States (“CFIUS”), the U.S. Department of Defense’s Defense Security Service (“DSS”) and the Department of Energy (“DOE”), so long as such actions would not have a material adverse effect on (A) Xerox and its subsidiaries, taken as a whole; (B) FH and its subsidiaries (other than Xerox and its subsidiaries), taken as a whole; or (C) FX and its subsidiaries, taken as a whole); and (iii) to negotiate in good faith (A) with respect to entry into a definitive customary intercompany license agreement between Xerox and FX as a successor to that certain 2006 Technology Agreement, dated as of April 1, 2006, by and between Xerox and FX; (B) regarding the potential services and secondment arrangements among the parties and their affiliates, to be implemented at or after the Closing; provided, that, in the event the parties do not enter into definitive agreements, such services shall, unless Xerox otherwise elects, continue to be provided by FH or its applicable affiliates to FX and its subsidiaries on terms no less favorable to FX and its subsidiaries than the terms (x) on which such services were provided prior to the date of the Transaction Agreements (subject to cost adjustments for inflation and other changes in the ordinary course of business consistent with past practice) or (y) available in a comparable transaction with a third party on an arms’-length basis, whichever is more favorable; (C) regarding the licensing, technical support and cooperation between the parties with respect to inkjet related technology and products, on mutually agreeable terms; provided, that neither party shall be obligated to agree to such terms unless and until the parties mutually agree with respect to the matters contemplated by the following clause (D); and (D) regarding (x) an amendment to the Certificate of Incorporation of Xerox that would add a customary corporate opportunity doctrine waiver and (y) customary protective provisions and restrictive covenants on FH, in each case on mutually agreeable terms; provided, that neither party shall be obligated to agree to such terms unless and until the parties mutually agree with respect to the matters contemplated in the preceding clause (C).

Furthermore, Xerox has agreed, subject to the terms of the Transaction Agreements, to pre-closing covenants and agreements, including covenants (i) subject to certain customary exceptions, not to solicit proposals relating to an alternative acquisition transaction with a third party or engage in discussions or negotiations with respect thereto or provide non-public information to a third party; (ii) that the Board of Directors of Xerox (the “Board”) shall recommend that Xerox shareholders approve of (A) the issuance of 50.1% of the Fully Diluted Capital Stock of Xerox to FH; (B) the issuance of the True-Up Shares; and (C) the Certificate of Amendment to Xerox’s Certificate of Incorporation (the “Applicable Shareholder Approvals”), subject to certain customary exceptions (described below) that would permit the Board to withdraw or modify its recommendation in favor of the transactions contemplated by the Transaction Agreements in a manner adverse to FH (a “Change in XC Recommendation”); and (iii) to call a meeting of Xerox’s shareholders for the purpose of obtaining the Applicable Shareholder Approvals as promptly as practicable following the resolution of any comments to the preliminary proxy materials by the Securities and Exchange Commission (the “SEC”). Subject to the terms of the Transaction Agreements, as promptly as practicable following the Closing, Xerox shall also adopt a share purchase plan, under Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise, providing for the repurchase of Common Stock in the event of any new issuance, or any reasonably expected new issuance in the three (3) months following any date of determination, of Common Stock resulting from issuances or grants made after the Closing of XC Awards (as defined in the Subscription Agreement) under XC Stock Plans (as defined in the Subscription Agreement) following the Closing.

Notwithstanding the restrictions described above, if, prior to receipt of the Applicable Shareholder Approvals, (i) the Board receives an unsolicited bona fide acquisition proposal that it determines, in good faith, after consultation with its outside advisors, constitutes or would reasonably be expected to constitute a Superior Proposal (as defined below) and (ii) Xerox has not otherwise breached its non-solicitation obligations, Xerox may provide information to and engage in discussions with the offeror if (A) Xerox gives FH prompt written notice (and in any case, within two (2) business days), of the acquisition proposal, identifying the offeror and including a complete copy of the offer or, if not in writing, a written description of the material terms of the offer; (B) the offeror enters into an Acceptable Confidentiality Agreement (as defined in the Subscription Agreement); and (C) Xerox promptly provides FH with any material non-public information that is provided to the offeror that was not previously provided to FH.

In addition, if, prior to receipt of the Applicable Shareholder Approvals, the Board receives a bona fide unsolicited written acquisition proposal for fifty percent (50%) or more of Xerox’s stock or consolidated assets, (i) that the Board determines (after consultation with its outside advisors), is more favorable, from a financial point of view, to Xerox’s shareholders than the transactions contemplated by the Transaction Agreements; (ii) is reasonably likely to be consummated within a reasonable period of time in accordance with its terms, taking into account all relevant factors; and (iii) if the Board has determined that the consummation of such transaction would require financing from a source other than the third party offeror or its affiliates, such third party financing has been fully committed (a “Superior Proposal”), then the Board may terminate the Transaction Agreements to enter into a contract with respect to such Superior Proposal, but only if (w) Xerox has not materially breached its non-solicitation obligations; (x) Xerox provides notice to FH detailing the material terms of the Superior Proposal; (y) FH does not make, within six (6) business days after such notice, changes to the proposed Transaction Agreements that would cause the Superior Proposal to no longer constitute a Superior Proposal; and (z) Xerox pays the Termination Fee (defined below) concurrently with such termination.

Furthermore, the Board may effect a Change in XC Recommendation (but not terminate the Transaction Agreements) if: (i) any material fact, event, occurrence, change or development arises after the date of the Transaction Agreements that (A) was not previously known or reasonably foreseeable by the Board and (B) is not in connection with an alternate acquisition proposal (an “Intervening Event”); (ii) Xerox provides notice to FH that it intends to change its recommendation reasonably detailing the Intervening Event; (iii) Xerox has not materially breached its non-solicitation obligations; (iv) FH does not make, within six (6) business days after such notice, changes to the proposed Transaction Agreements such that failure to effect a change in recommendation ceases to be reasonably likely to violate the Board’s fiduciary duties under applicable law; and (v) the Board determines (after consultation with its outside advisors) that failure to withdraw or modify its recommendation is reasonably likely to violate its fiduciary duties under applicable law. Upon such Change in XC Recommendation, FH may terminate the Transaction Agreements and is entitled to the Termination Fee.

Each party’s obligation to consummate the Transactions is subject to certain conditions, including, among others: (i) the absence of any law or order issued or enacted by any governmental authority of competent jurisdiction in which any of Xerox, FX or their respective subsidiaries has material operations, which enjoins or otherwise prohibits the consummation of the Transactions; (ii) obtaining the Applicable Shareholder Approvals; (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and under any other applicable antitrust, competition, trade regulation or merger control law; (iv) the filing of notices and receipt of applicable national security approvals, including with respect to CFIUS, the DSS, the DOE and the U.S. State Department Directorate of Defense Trade Controls pursuant to the International Traffic in Arms Regulations; and (v) Xerox’s declaration of the Special Dividend. Xerox’s obligation to consummate the Transactions is also subject to various other closing conditions, including, among others: (i) the accuracy of FH’s and FX’s representations and warranties, subject to specified materiality thresholds; (ii) compliance by FH and FX with covenants and agreements in the Transaction Agreements; (iii) the delivery to Xerox of audited FX financial statements for the fiscal years ended March 31, 2016, March 31, 2017 and March 31, 2018 (collectively, the “Financial Statements”) that (A) are GAAP compliant, (B) fairly present in all material respects the consolidated financial position of FX and its consolidated subsidiaries as of the dates thereof and the FX Interim Financials (as defined in the Subscription Agreement) and (C) do not deviate, in any material respect, from the unaudited financial statements of FX and its subsidiaries provided to Xerox prior to the date of the Transaction Agreements; (iv) that since March 31, 2017, (A) neither FX nor the FX Board of Directors shall have concluded that the Financial Statements cannot be relied upon, (B) FX’s independent accountant has not withdrawn its opinion or resigned and (C) there has not been a material restatement or proposed restatement with regard to any financial statements of FX; (v) the absence of a material adverse effect on FH and its subsidiaries or FX and its subsidiaries; and (vi) FH shall not have undergone or announced a Change of Control (as defined in the Redemption Agreement). FH’s and FX’s obligations to consummate the Transactions are also subject to various other closing conditions, including, among others: (i) the accuracy of Xerox’s representations and warranties, subject to specified materiality thresholds; (ii) compliance by Xerox with covenants and agreements in the Transaction Agreements; and (iii) the absence of a material adverse effect on Xerox and its subsidiaries.

The Transaction Agreements also contain certain specified termination provisions, including, among others, a mutual termination right if the Transactions have not been consummated on or before October 31, 2018, which date may be extended until April 30, 2019 upon written notice by Xerox or FH to the other party if all other conditions to the closing of the Transactions have been satisfied or waived, other than conditions relating to the filing of notices, the absence of any law or order issued or enacted by any governmental authority of competent jurisdiction in which any of Xerox, FX or their respective subsidiaries has material operations, which enjoins or otherwise prohibits the consummation of the Transactions, and the receipt of antitrust and certain other regulatory approvals, including with respect to CFIUS, the DSS and the DOE. Furthermore, prior to receipt of the Applicable Shareholder Approvals, Xerox may terminate the Transaction Agreements, (i) in order to accept a Superior Proposal (as described above); or (ii) if the Financial Statements materially deviate in any material respect from the unaudited financial statements of FX and its subsidiaries provided to Xerox prior to the date of the Transaction Agreements.

Xerox must pay to FH a one hundred eighty three million dollar ($183,000,000) termination fee (the “Termination Fee”) in the event that the Subscription Agreement is terminated (i) by either party because the Applicable Shareholder Approvals are not obtained if an alternative acquisition proposal is publicly announced prior to the Xerox shareholder meeting duly called for the purpose of obtaining the Applicable Shareholder Approvals and Xerox enters into a definitive agreement with respect to, or otherwise consummates, an alternative acquisition proposal within 12 months after the termination of the Subscription Agreement; (ii) by FH (A) in connection with a material and intentional breach by Xerox of its non-solicitation obligations resulting in a third party making an alternate acquisition proposal that is reasonably likely to materially interfere with the Transactions or (B) following a Change in XC Recommendation by the Board; or (iii) by Xerox to enter into a definitive agreement with a third party with respect to a Superior Proposal, in each case as set forth in, and subject to the conditions of, the Transaction Agreements.

Treatment of Equity Plans

Xerox’s outstanding restricted stock units and performance shares will not vest or accelerate solely as a result of the Transactions. Each deferred stock unit that was issued to a non-employee director and that is outstanding immediately prior to the closing of the Transactions will be accelerated and be paid in cash upon closing of the Transactions in accordance with the terms of the underlying deferred stock units. Xerox’s outstanding equity awards will be equitably adjusted in connection with the Special Dividend.

Governance Agreements

The parties have agreed to the following arrangements with respect to the corporate governance of Xerox after Closing: (i) prior to Closing, pursuant to authorization by the Board and subject to receipt of the affirmative vote of the holders of a majority of all outstanding shares of the Xerox entitled to vote thereon, Xerox shall adopt the Certificate of Amendment to the Certificate of Incorporation of Xerox, substantially in the form attached to the Subscription Agreement (the “Certificate of Amendment”) as Xerox’s Certificate of Incorporation; (ii) prior to Closing, pursuant to Section 5.21 of the Subscription Agreement, Xerox and FH shall take all action necessary to cause the Board, effective as of the Closing, to adopt the amended and restated by-laws of Xerox, substantially in the form attached to the Subscription Agreement (the “Amended By-laws”) as the by-laws of Xerox; and (iii) at Closing, Xerox and FH shall enter into a shareholders agreement, substantially in the form attached to the Subscription Agreement (the “Shareholders Agreement”);

Certificate of Amendment to the Certificate of Incorporation

The Certificate of Amendment provides that Xerox shall (i) effect a change in name from “Xerox Corporation” to “Fuji Xerox Corporation” and (ii) increase the number of authorized shares of Common Stock from four hundred thirty seven million five hundred thousand (437,500,000) shares to seven hundred fifty million (750,000,000) shares.

Amended and Restated By-Laws

The Amended By-laws provide, among other things, that:

•	Board Composition. The Board shall include at least five (5) directors each of whom (i) qualifies as an “Independent Director”, as such term is defined in (A) Section 303A.02 of the NYSE Listed Company Manual (or any successor rule that applies to issuers whose common stock is listed on the NYSE) and (B) for so long as the Common Stock is listed on the Chicago Stock Exchange, Rule 19(p)(3) of Article 22 of the Chicago Stock Exchange Rules (or any successor rule that applies to issuers whose common stock is listed on the Chicago Stock Exchange) (a “Stock Exchange Independent Director”), (ii) does not have any material relationship with any Significant Shareholder (as defined in the Amended By-laws), any other director, any employee or officer of Xerox or any Significant Shareholder, or any affiliate of any of the foregoing; (iii) is not an officer or employee of any Significant Shareholder or any of its affiliates; and (iv) is not otherwise known, or could reasonably be expected, to be unable or unwilling to act impartially on any matter reasonably expected to come before the Board (an “Independent Director”)

•	Scheduling and Meeting Time. Unless otherwise consented to by all directors, regular and special meetings of the Board shall commence and end between 7AM and 10PM local time in New York, New York. Except as otherwise provided in the Amended By-laws, notice of each meeting shall be provided to each director at least seventy two (72) hours prior to commencement of such meeting. Notice of each meeting (or adjournment thereof) shall be by electronic written means and shall state, among other things, the purpose and business to be transacted at such meeting. Except for such purpose and business as set forth in the notice to the directors, no other business may be transacted at any such meeting. All such notices and meetings contemplated by the Amended By-laws shall be in the English language.

•	Conflicts Committee. The Board shall establish a Conflicts Committee (the “Conflicts Committee”) consisting solely of Independent Directors that has, among other things, the power and authority of the Board with respect to reviewing any transaction required to be disclosed under Item 404 of Regulation S-K under the Exchange Act or any similar transaction.

•	Alternate Committee Members. Any alternate member to an Independent Director on a committee must be an Independent Director.

Shareholders Agreement

The Shareholders Agreement will provide, among other things, that:

•	Xerox will set the size of the Board at twelve (12) directors, which will initially be composed of (i) seven (7) individuals designated by FH (collectively with their successors, the “FH Directors”) and (ii) five (5) individuals from among the members of the Board as of immediately prior to the Closing designated by Xerox in consultation with and subject to reasonable approval by FH (collectively with their successors, “Continuing Directors”). If the FH Shareholders (as defined in the Shareholders Agreement), in the aggregate, cease to beneficially own more than fifty percent (50%) of the voting power of the Common Stock, then the size and/or composition of the Board shall be adjusted such that, after such adjustment, the number of FH Directors as a proportion of the Board is equal to the greatest whole number that is equal to or lower than the proportion of the voting power of the shares of Common Stock beneficially owned by the FH Shareholder relative to the total voting power of all outstanding shares of Common Stock. In the event that the FH Shareholder beneficially owns sixty one point five percent (61.5%) or more of the Common Stock, the Board shall be increased to thirteen (13) directors and the number of FH Directors shall be increased to eight (8); provided that if, thereafter, the FH Shareholder’s beneficial ownership falls below sixty one point five percent (61.5%) the size of the Board and number of FH Directors shall be decreased accordingly.

•	Until the fifth (5th) anniversary of the Closing Date (the “CD Expiration”), (i) all nominees for election to the Board as Continuing Directors shall be nominated by a Continuing Director Nominating Committee (as defined in the Shareholders Agreement); and (ii) the Continuing Director Nominating Committee shall have the sole right to fill any vacancy on the Board created by the departure of a Continuing Director with an individual reasonably acceptable to the majority of the FH Directors who qualifies (A) as a Stock Exchange Independent Director; (B) does not have any material relationship with any FH Shareholder, any other director, any employee or officer of Xerox or any FH Shareholder, or any affiliate of any of the foregoing; (C) is not an officer or employee of any FH Shareholder or any of its affiliates; and (D) is not otherwise known, or could reasonably be expected, to be unable or unwilling to act impartially on any matter reasonably expected to come before the Board (an “Unrelated Independent Director”). From and after the CD Expiration, all nominees for election to the Board shall be nominated by the Board and elected by Xerox’s shareholders; provided, that at least five (5) of the directors shall continue to be Unrelated Independent Directors and the initial Unrelated Independent Directors who first replace the Continuing Directors following the CD Expiration shall be reasonably acceptable to a majority of the Continuing Directors then serving on the Board (the “Composition of the Board Provisions”).

•	Until the third (3rd) anniversary of the Closing Date (the “Lock-Up Period”), the FH Shareholder may not (subject to certain exceptions) transfer shares of Common Stock beneficially held by the FH Shareholder or form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (a “Group”). Thereafter, until the seventh (7th) anniversary of the Closing Date, the FH Shareholder may not transfer any share of Common Stock except if (i) immediately after giving effect to such transfer, FH and its affiliates continue to beneficially own, in the aggregate, a greater percentage of Common Stock than such transferee, its affiliates and any Group of which any transferee or any of its affiliates are a member, in the aggregate, or (ii) such transferee(s) becomes a party to and fully subject to and bound by the Shareholders Agreement as an FH Shareholder.

•	Following the expiration of the Lock-Up Period and until the earliest to occur of (i) the seventh (7th) anniversary of the Closing Date and (ii) immediately following the completion of the first annual shareholder’s meeting at which (A) FH, its affiliates and any persons with which FH and/or its affiliates are acting as a Group do not beneficially own (as of the record date for such meeting), in the aggregate, at least twenty-five percent (25%) of the voting power of the outstanding shares of Common Stock and (B) the window for director nominations in respect of such shareholders meeting was open for at least twenty (20) calendar days following the date on which FH, its affiliates and any persons with which FH and/or its affiliates are acting as a Group do not beneficially own, in the aggregate, twenty-five percent (25%) of the voting power of the outstanding shares of Common Stock (the date of such annual meeting, the “Minority Ownership Meeting Date”), no FH Shareholders shall form, or agree to form, a Group with any third party transferee or any of its affiliates.

•	Each FH Shareholder, individually or in concert with another person, may not acquire more than sixty six point seven percent (66.7%) of the Common Stock (except for acquisitions of any shares of Common Stock pursuant to a share repurchase program that was entered into by Xerox with the prior approval of the Conflicts Committee) unless such person or entity offers to acquire all of the then-outstanding Common Stock and such proposed acquisition is adopted and recommended by the Conflicts Committee; provided, that, notwithstanding the foregoing, if the proposed acquisition is presented to and rejected by the Conflicts Committee, the proposed acquisition may, at the discretion of the Board, be submitted for acceptance or approval by shareholders of Xerox other than (i) the FH Shareholder and (ii) any member of any Group of which any FH Shareholder is a member (the “Public Shareholders”) in lieu of adoption and recommendation by the Conflicts Committee so long as simultaneously with the Board’s submission, Xerox publicly discloses, in form and substance acceptable to the Conflicts Committee, the decision of the Conflicts Committee to reject such proposed acquisition and the Conflict Committee’s reasons therefor (the “Mandatory Offer Provision”).

•	Xerox shall not, and the FH Shareholders shall cause Xerox not to, be party to any merger, consolidation, share exchange, reclassification or other reorganization or similar business combination or transaction unless (i) the consideration received per share by the Public Shareholders in such transaction and (ii) the other terms and conditions of such transaction applicable to the Public Shareholders are no less favorable than those applicable to any FH Shareholder and any member of any Group of which any FH Shareholder is a member; provided, that, subject to limited exceptions as required by applicable law, if there is a choice as to the form of consideration, then each Public Shareholder shall generally have the same choice as the FH Shareholders and any other member of any Group of which any FH Shareholder is a member (the “Equivalent Consideration Provision”).

•	Except with the prior approval of the Conflicts Committee, the FH Shareholders shall (i) not take or facilitate any action to effect or encourage any transaction that would result in Xerox “going private” or that would constitute a Rule 13e-3 transaction as defined in Rule 13e3(a)(3) of the Exchange Act; provided, that, if any such action or omission is presented to and rejected by the Conflicts Committee, such act or omission may, at the discretion of the Board, be submitted for acceptance or approval by the Public Shareholders in lieu of adoption and recommendation by the Conflicts Committee so long as simultaneously with the Board’s submission, Xerox publicly discloses, in form and substance acceptable to the Conflicts Committee, the decision of the Conflicts Committee to reject such act or omission and the Conflicts Committee’s reasons therefor; (ii) not enter into any transactions required to be disclosed under Item 404 of Regulation S-K of the Exchange Act or involving the sale, lease, transfer or disposal of any of Xerox’s or its subsidiaries’ assets to, or for the disproportionate benefit (relative to the Public Shareholders) of, or the purchase or lease of any property or assets from, or for the disproportionate (relative to the Public Shareholders) benefit of, any FH Shareholder or any of their respective affiliates (other than Xerox and its subsidiaries) (this clause (ii), the “Related Party Transactions Provision”)); and (iii) use their reasonable best efforts to prevent any change in the size of the Board, other than any changes necessary to implement the other provisions of the Shareholders Agreement, the Certificate of Incorporation of Xerox and the Amended By-laws (as defined below), and any action that would reasonably be expected to cause Xerox to no longer satisfy the listing requirements of any exchange on which its capital stock is listed; provided, that, if such action relates to a “going private” transaction or any other transaction that would constitute a Rule 13e-3 transaction under the Exchange Act then, if such action is presented to and rejected by the Conflicts Committee, such action or omission may, at the discretion of the Board, be submitted for approval by the Public Shareholders in lieu of approval by the Conflicts Committee so long as, simultaneously with the Board’s submission, Xerox publicly discloses, in form and substance acceptable to the Conflicts Committee, the decision of the Conflicts Committee to reject such action or omission and the Conflicts Committee’s reasons therefor.

•	The Conflicts Committee shall consist entirely of Unrelated Independent Directors and until the CD Expiration, there shall be at least three (3) Continuing Directors on the Conflicts Committee who shall constitute a majority of the Conflicts Committee (the “Conflicts Committee Composition Provision”).

•	FH and Xerox shall, to the extent permitted by law, take or cause to be taken all action necessary or appropriate to ensure that Xerox’s Certificate of Incorporation and By-laws are consistent with the provisions of the Shareholders Agreement, and each FH Shareholders shall use its reasonable best efforts to ensure the purposes of the Shareholders Agreement are realized and to take all reasonable steps to implement the operational provisions of the Shareholders Agreement (the “Consistency Provision”).

•	Any provision of the Shareholders Agreement may be amended or waived, if, and only if, such amendment or waiver is approved by the Conflicts Committee; provided, that, in addition to the foregoing, the approval of a majority of the Public Shareholders shall be required with respect to (i) any amendment or waiver of certain provisions, including (A) the Mandatory Offer Provision, (B) the Equivalent Consideration Provision, (C) the Composition of the Board Provisions; (D) the Conflicts Committee Composition Provision; (E) the Consistency Provision; and (F) the Related Party Transactions Provision (collectively, the “Specified Governance Provisions”); and (ii) any other amendment or waiver of any provision that would, or would reasonably be expected to, affect the rights of the Public Shareholders in a manner different and adverse from the effect on the FH Shareholders.

•	The Shareholders Agreement will terminate automatically (i) upon the mutual agreement of the parties, with the approval of such termination by (A) the Conflicts Committee and (B) a majority of the non-FH shareholders; (ii) upon FH acquiring beneficial ownership of 100% of the Common Stock; (iii) immediately following the Minority Ownership Meeting Date (solely as to FH and its affiliates (and not, for the avoidance of doubt, any person deemed an “FH Shareholder” by virtue of such person being a third party transferee that has become party to the Shareholders Agreement)); and (iv) on the seventh (7th) anniversary of the Closing Date; provided, that, the Specified Governance Provisions shall remain in effect until termination of the Shareholders Agreement in accordance with the preceding clauses (i) through (iii)).

•	The Continuing Directors or, following the CD Expiration, the Unrelated Independent Directors, acting by majority vote, shall have the right to control Xerox’s exercise of its rights and remedies under the Shareholders Agreement and under each other agreement between Xerox or any of its subsidiaries, on the one hand, and any FH Shareholder or any of its affiliates (other than Xerox and its subsidiaries), on the other hand.

The foregoing description of the Transaction Agreements, including the form of the Shareholders Agreement, the form of the Amended By-laws, and the form of the Certificate of Amendment, and the transactions contemplated thereby does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Transaction Agreements and the form of Shareholders Agreement, the form of the Amended By-laws, and the form of the Certificate of Amendment, copies of which are attached hereto as Exhibits 2.1 and 2.2 and are incorporated in this Item 1.01 by reference.

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the Transactions and/or the matters to be considered at Xerox’s 2018 Annual Meeting. In connection with the Transactions and the 2018 Annual Meeting, Xerox plans to file with the SEC and furnish to Xerox’s shareholders one or more proxy statements and other relevant documents. BEFORE MAKING ANY VOTING DECISION, XEROX’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION AND/OR XEROX’S 2018 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND/OR XEROX’S 2018 ANNUAL MEETING AND THE PARTIES RELATED THERETO. Xerox’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, Xerox’s shareholders may obtain a free copy of Xerox’s filings with the SEC from Xerox’s website at http://www.xerox.com under the heading “Investor Relations” and then under the heading “SEC Filings.”

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of Xerox may be deemed “participants” in the solicitation of proxies from shareholders of Xerox in favor of the Transactions or in connection with the matters to be considered at Xerox’s 2018 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Xerox in connection with the Transactions or Xerox’s 2018 Annual Meeting will be set forth in the applicable proxy statement and other relevant documents to be filed with the SEC. You can find information about Xerox’s executive officers and directors in Xerox’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, Xerox’s and such persons’ other filings with the SEC and in Xerox’s definitive proxy statement filed with the SEC on Schedule 14A.

Cautionary Statement Regarding Forward-Looking Statements

This report, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; the effects on our business resulting from actions of activist shareholders; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 and our 2016 Annual Report on Form 10-K, as well as our Current Reports on Form 8-K filed with the SEC. Furthermore, the actual results of the Transactions could vary materially as a result of a number of factors, including, but not limited to: (i) the risk that the Transactions may not be completed in a timely manner or at all, which may adversely affect Xerox’s business and the price of Xerox’s common stock, (ii) the failure to satisfy the conditions to the consummation of the Transactions, including the receipt of certain approvals from Xerox’s shareholders and certain governmental and regulatory approvals, (iii) the parties may be unable to achieve expected synergies and operating efficiencies in the Transactions within the expected time frames or at all, (iv) the Transactions may not result in the accretion to Xerox’s earnings or other benefits, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction Agreements, (vi) the effect of the announcement or pendency of the Transactions on Xerox’s and/or FH’s business relationships, operating results, and business generally, risks related to the proposed Transactions disrupting Xerox’s current plans and operations and potential difficulties in Xerox’s employee retention as a result of the Transactions, (vii) risks related to diverting management’s attention from Xerox’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against Xerox, its officers or directors related to the Transaction Agreements or the Transactions and (ix) the possibility that competing offers or acquisition proposals for Xerox will be made. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox is a joint venture between Xerox Corporation and FH in which Xerox holds a noncontrolling 25% equity interest and FH holds the remaining equity interest. In April 2017, FH formed an independent investigation committee (IIC) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. Our review of this matter has been completed. However, FH and Fuji Xerox continue to review FH’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Redemption Agreement, dated as of January 31, 2018, by and among Xerox Corporation, FUJIFILM Holdings Corporation and FujiXerox Co., Ltd.*

2.2	Share Subscription Agreement, dated as of January 31, 2018, by and between Xerox Corporation and FUJIFILM Holdings Corporation.*

*	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Xerox agrees to furnish supplementally a copy of such schedules, annexes and exhibits, or any section thereof, to the SEC upon request.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Redemption Agreement, dated as of January 31, 2018, by and among Xerox Corporation, FUJIFILM Holdings Corporation and FujiXerox Co., Ltd.*

2.2	Share Subscription Agreement, dated as of January 31, 2018, by and between Xerox Corporation and FUJIFILM Holdings Corporation.*

*	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Xerox agrees to furnish supplementally a copy of such schedules, annexes and exhibits, or any section thereof, to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XEROX CORPORATION

	By:	/s/ Douglas H. Marshall
Name: Douglas H. Marshall
Title: Assistant Secretary

Date: February 2, 2018